April 15, 2005

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We were previously the principal accountants for Merritt Ventures Corp. (the “Company”) and, under the date of June 16, 2004, we reported on the financial statements of the Company as of and for the years ended December 31, 2003 and 2002. We were dismissed as principal independent accountants of the Company effective April 15, 2005.

We have read the Company’s Current Report on Form 8-K dated April 15, 2005 and we agree with the statements contained therein.

Very truly yours,

“Morgan & Company”

Chartered Accountants